Exhibit 99.1

Analyst Contact:	Jordan Goldstein
510-739-2448

Press Contact:	Brunswick Group
212-333-3810
Coltrin & Associates
212-221-1616

1:15 p.m. (PT)

INVISION TECHNOLOGIES REPORTS STRONG FIRST QUARTER RESULTS

Quarterly Revenues of $165.2 Million up Five Times Year-Over-Year

NEWARK, CA (April 22, 2003) — InVision Technologies, Inc. (Nasdaq: INVN) today reported results for the first quarter ended March 30, 2003.

For the quarter, InVision reported total revenues of $165.2 million compared to revenues of $33.2 million in the first quarter of 2002.  Net income for the quarter was $34.4 million, or 21% of revenues and $1.87 per diluted share.  This compares to $2.8 million, or 8% of revenues and $0.17 per diluted share for the comparable quarter last year.  Gross margin in the first quarter was 44% compared to 40% in the same period a year ago.

The company’s cash balance at the end of the quarter was $124.8 million, down from $159.7 million at the end of the fourth quarter of 2002.  This balance does not include receipt of $66.6 million from the U.S. Transportation Security Administration received on the first day of the second quarter, nor does it reflect the payment by InVision of $41.7 million for the acquisition of Yxlon International Holding GmbH, which closed on March 31, 2003.

Sales and service of explosive detection systems (EDS) accounted for 97% of InVision’s revenue and virtually all of the net income during this period.  EDS product revenues increased more than six-fold compared to the same quarter last year, while service revenues were almost three times higher.  As of March 30, 2003, total company backlog was $129.3 million.

“We are very satisfied with our performance this quarter, as we continued to support the government mandate for checked luggage screening across our nation’s airports.  We anticipate continuing order flow from the domestic and international markets, as well as in the area of service for existing EDS,” said Sergio Magistri, Ph.D., InVision’s President and Chief Executive Officer.

“Importantly, we are continuing to see demand for automated in-line EDS deployments, which we believe help airports reduce operating costs while increasing security and passenger convenience.  The 2003 budget combined with the recent supplemental appropriation for homeland security together include approximately $500 million for airport modifications, which we expect will be used to a large extent to deploy EDS like InVision’s CTX 9000 DSi model.  This increased funding for airport modifications should drive EDS equipment purchases,” he said.

“Significantly, the recent acquisition of Yxlon should enable InVision to deliver an economically attractive ‘silver bullet’ solution for integrated EDS combining Yxlon’s X-ray diffraction technology with InVision’s CTX systems, offering high detection, high throughput and a low-single-digit false alarm rate.  The acquisition furthers one core component of InVision’s strategy — to strengthen the company’s global leadership position in EDS with continued performance advancements,” Dr. Magistri concluded.

Highlights for the first quarter included:

•                    InVision entered into an agreement to purchase Yxlon International, a leader in X-ray diffraction-based EDS and industrial non-destructive testing (NDT) based in Hamburg, Germany, for $41.7 million.  InVision will make an additional payment of 10 million Euros if Yxlon’s XES 3000 or XES 3500 X-ray diffraction system is certified for explosives detection by the Transportation Security Administration by December 31, 2003.  InVision believes the combination of Yxlon’s X-ray diffraction technology with InVision’s CTX systems represents a significant performance advancement for the aviation security industry.  Importantly, the acquisition also diversifies InVision’s revenues through Yxlon’s leading position in the market for industrial NDT and X-ray components for security applications.

•                    InVision announced $8.9 million in follow-on orders from El Al Israel Airlines and Spain, both long-standing customers, as well as an order from Italy and a customer that requested to remain unidentified.  Continued sales to both long-established and new customers underscore the value of our EDS to customers in domestic and international markets.

•                    InVision entered into an agreement to provide service for all InVision EDS owned by the Transportation Security Administration in the United States.  Under this agreement, InVision will provide 24-hour service seven days a week for its EDS.  The agreement is retroactive to November 2002 and runs through 2007 including four remaining annual options to renew.  If all options are exercised, the value of this agreement could be as much as $300 million over the full term of the agreement.  Service is anticipated to be a core contributor to revenues and earnings in the coming years.

•                    InVision received re-certification of the CTX 9000 DSi EDS model with a new pre-scanning X-ray component known as the PSX-II.  This component was designed in-house to replace a similar component that was previously purchased from a competitor.  Use of the PSX-II, in addition to providing a more stable source of supply, has resulted in a reduction in the cost of materials for the system.

•                    InVision announced that its wholly owned subsidiary Quantum Magnetics was awarded $3.49 million for Phase I of a 28-month project to develop a landmine detection system situated on a moving vehicle for the U.S. Army.  The detection system is based on one of Quantum Magnetics’ core technologies, quadrupole resonance (QR), which specifically targets explosives molecules in bulk with a high probability of detection and low false alarm rate.

•                    As part of the company’s rapid-growth cost-control strategy, InVision subcontracted a major portion of its production beginning in the third quarter of 2002 through the first quarter of 2003.  The clear benefit of this outsourcing strategy has been to allow the company to control costs through a major production increase.

Looking Ahead

“In 2003, we expect revenues of approximately $400 million, of which our ongoing businesses will contribute approximately $360 million for the year, and Yxlon will contribute approximately $40 million for the remaining three quarters of 2003,” said Dr. Magistri.  “We have previously stated that quarterly revenue through 2003 will be uneven, and will depend on the timing and amounts of U.S. government funding throughout the year.  With our strategy for outsourcing manufacturing in place, InVision’s cost structure and profitability should be well-managed within a wide revenue range.”

“Looking beyond 2003, we believe the fundamentals of our business are good, due to EDS demand drivers and service revenues, as well as the benefit of diversified revenues provided by Yxlon’s NDT business.  We have a strong balance sheet, and we have demonstrated the ability to manage our business effectively through revenue fluctuations.  We have the strategy and the means to grow our business, both organically and through acquisitions.  Our strategic focus is three-fold:  first, strengthening our core EDS business, as we are doing with Yxlon; second, expanding our product base into cargo, people and parcel screening; and third, leveraging our aviation security expertise and reputation into the broader homeland security industry,” Dr. Magistri concluded.

InVision Technologies, Inc. will webcast a presentation regarding these results and InVision’s outlook for the future over the Internet at 1:45 pm (PT) / 4:45 PM (ET) today.  To listen, please log on to www.invision-

tech.com, and follow the link that will be posted on the front page.  A replay of the webcast will be available shortly after the presentation and will remain available through midnight (ET) on April 21, 2004.

InVision Technologies develops, manufactures, markets and supports explosives detection systems based on advanced computed tomography technology for civil aviation security.  InVision’s wholly owned subsidiary Yxlon develops, manufactures, markets and supports automated X-ray based NDT systems for a wide range of industrial applications and has developed X-ray based diffraction for explosives detection.  InVision’s wholly owned subsidiary Quantum Magnetics develops detection systems for weapons, narcotics, explosives and other threats based on QR and other proprietary magnetic sensing technologies.  InVision’s wholly owned subsidiary Inovec develops, manufactures, markets and supports scanning, optimization and control systems for the forest products industry.  Additional information about InVision can be obtained on the company’s web site at http://www.invision-tech.com.

This news release contains forward-looking statements, including statements regarding the benefits of in-line EDS deployments; InVision’s projected future financial results; InVision’s belief that quarterly revenues in 2003 will be uneven; InVision’s beliefs regarding the benefits it will obtain from its acquisition of Yxlon International; the value that InVision expects to obtain from its service contract; and InVision’s belief of its ability to manage its business through revenue fluctuations.  Investors are cautioned to consider the important risk factors that could cause actual results to differ materially from those in the forward-looking statements in this news release.  These risk factors include:  the risk that U.S. airports do not achieve the anticipated benefits of deploying in-line EDS; the risk that InVision does not meet its projected financial results due to the unavailability or reduction of U.S. and foreign governmental funding, the termination or decrease in orders by the U.S. government, lower than expected service revenues or the cancellation or non-renewal of the service agreement; the risk that InVision may not be able to obtain in a timely manner components necessary to build the number of EDS units it expects to build due to the unavailability of components; the risk that InVision may not be able to timely manufacture its EDS units due to unforeseen difficulties with its own or its manufacturing subcontractor’s operations; the risk that InVision does not achieve the anticipated benefits of its acquisition of Yxlon due to the failure to retain key Yxlon personnel and greater than anticipated challenges with respect to integration of the operational, financial and management information systems of InVision and Yxlon; and other risks detailed under the caption “Risk Factors” in InVision’s most recent report on Form 10-K filed with the Securities and Exchange Commission.  InVision is under no obligation, and expressly disclaims any obligation, to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Note to Editors:  CTX, CTX 9000 DSi and Yxlon are trademarks of InVision Technologies, Inc. or its subsidiaries.

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InVision Technologies, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 30,	March 31,
	2003	2002

Revenues:
Product revenues	$152,814	$26,095
Service revenues	8,909	3,466
Contract research and development revenues	3,445	3,637
Total revenues	165,168	33,198

Cost of revenues:
Product costs	84,674	14,917
Service costs	5,000	2,314
Contract research and development costs	2,136	2,543
Total cost of revenues	91,810	19,774

Gross profit	73,358	13,424

Operating expenses:
Research and development	7,355	3,312
Selling, general and administrative	9,062	5,379
Total operating expenses	16,417	8,691

Income from operations	56,941	4,733
Interest expense	(42)	(94)
Interest and other income, net	685	130
Income before provision for income taxes	57,584	4,769

Provision for income taxes	23,177	1,951

Net income	$34,407	$2,818

Net income per share:
Basic	$2.02	$0.21
Diluted	$1.87	$0.17

Weighted average shares outstanding:
Basic	17,067	13,684
Diluted	18,379	16,110

InVision Technologies, Inc.

Consolidated Balance Sheets

(In thousands, except share data)

	March 30,	December 31,
	2003	2002
	(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$124,751	$159,736
Accounts receivable, net	172,890	146,295
Inventories	59,080	64,764
Deferred income taxes	22,767	20,889
Other current assets	11,045	15,811
Total current assets	390,533	407,495

Property and equipment, net	7,623	7,225
Deferred income taxes	804	1,050
Intangible assets, net	1,548	1,603
Other assets	2,092	414

Total assets	$402,600	$417,787

Liabilities and stockholders’ equity

Current liabilities:
Accounts payable	$29,014	$28,477
Accrued liabilities	76,807	65,364
Deferred revenue	22,917	86,284
Short-term debt	432	184
Current maturities of long-term obligations	278	112
Total current liabilities	129,448	180,421

Long-term obligations	1,029	653

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.001 par value, 60,000,000 shares authorized; 17,383,000 and 17,243,000 shares issued; 17,148,000 and 17,008,000 shares outstanding	17	17
Additional paid-in capital	167,599	166,243
Deferred stock compensation expense	(373)	(406)
Accumulated other comprehensive loss	(2,169)	(1,783)
Retained earnings	109,243	74,836
Treasury stock, at cost (235,000 and 235,000 shares)	(2,194)	(2,194)
Total stockholders’ equity	272,123	236,713

Total liabilities and stockholders’ equity	$402,600	$417,787